Exhibit 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statement Nos. 333-160301, 333-149933, 333-147151, 333-144129, 333-46834, 33-63429, 33-88984, 33-88982 and 33-87638 on Form S-8 of our report dated 7 October 2009 with respect to the consolidated financial statements of BPP Holdings plc for the year ended 31 December 2008 included in this Form 8-K/A of Apollo Group, Inc. and Subsidiaries.
/s/Ernst & Young LLP
London, England
7 October 2009